Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”), dated this 21st day of March 2014, is by and among Naugatuck Valley Financial Corporation (the “Company”) and Naugatuck Valley Savings and Loan (the “Bank,” and collectively with the Company, “Naugatuck Valley”), Seidman and Associates, LLC, Seidman Investment Partnership, LP, Seidman Investment Partnership II, LP, LSBK06-08, LLC, Broad Park Investors, LLC, CBPS, LLC, 2514 Multi-Strategy Fund, LP, Veteri Place Corporation, Sonia Seidman, an individual, and Lawrence Seidman, an individual (the “Nominee” and collectively, the “Seidman Group,” and each individually, a “Seidman Group Member”).

RECITALS

WHEREAS, Naugatuck Valley, the Seidman Group and the Nominee have agreed that it is in their mutual interests to enter into this Agreement.

NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.            Representations and Warranties of the Seidman Group Members. The Seidman Group Members represent and warrant to Naugatuck Valley, as follows:

(a)            The Seidman Group has fully disclosed in Exhibit A to this Agreement the total number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), as to which it is the beneficial owner, and neither the Seidman Group nor any Seidman Group Member has (i) a right to acquire any interest in any capital stock of the Company, or (ii) a right to vote any shares of capital stock of the Company other than as set forth in Exhibit A;

(b)            The Seidman Group and the Seidman Group Members have full power and authority to enter into and perform their obligations under this Agreement, and the execution and delivery of this Agreement by the Seidman Group and Seidman Group Members has been duly authorized by the Seidman Group and the Seidman Group Members. This Agreement constitutes a valid and binding obligation of the Seidman Group and the Seidman Group Members and the performance of its terms will not constitute a violation of any limited partnership agreement, operating agreement, bylaws, or any agreement or instrument to which the Seidman Group or any Seidman Group Member is a party;

(c)            There are no other persons who, by reason of their personal, business, professional or other arrangement with the Seidman Group or any Seidman Group Member, have agreed, in writing or orally, explicitly or implicitly, to take any action on behalf of or in lieu of the Seidman Group or any Seidman Group Member that would be prohibited by this Agreement; and

(d)            There are no arrangements, agreements or understandings concerning the subject matter of this Agreement between the Seidman Group or any Seidman Group Member and Naugatuck Valley or between the Seidman Group or any Seidman Group Member and the Nominee other than as set forth in this Agreement.

2.            Representations and Warranties of the Company and the Bank.

(a)            The Company and the Bank hereby represent and warrant to the Seidman Group that the Company and the Bank have full power and authority to enter into and perform their respective obligations under this Agreement and that the execution and delivery of this Agreement by the Company and the Bank has been duly authorized by the Board of Directors of the Company and the Bank. This Agreement constitutes a valid and binding obligation of the Company and the Bank and the performance of its terms will not constitute a violation of their respective articles of incorporation, charter or bylaws or any agreement or instrument to which the Company or the Bank is a party.

(b)            The Company and the Bank hereby represent and warrant to the Seidman Group that there are no arrangements, agreements, or understandings concerning the subject matter of this Agreement between the Seidman Group or any Seidman Group Member and Naugatuck Valley other than as set forth in this Agreement.

3.            Covenants.

(a)            During the term of this Agreement, Naugatuck Valley covenants and agrees as follows:

(i)            Upon receipt of all necessary regulatory approvals for the appointment of the Nominee, the Board of Directors of the Company will be expanded by one board seat, and the Nominee will be appointed a director of the Company to serve in the class of directors with terms expiring at the Company’s 2015 annual meeting of stockholders or until his successor, if any, is elected and qualified. Upon receipt of all necessary regulatory approvals for the appointment of the Nominee, the Board of Directors of the Company will cause the Board of Directors of the Bank to expand the Bank’s Board of Directors by one board seat and to appoint the nominee to fill the vacancy created by the expansion of the Bank’s Board of Directors to serve in the class of directors with terms expiring at the Bank’s 2015 annual meeting of stockholders or until his successor, if any, is elected and qualified. The parties hereto understand and agree that any new director of the Company and the Bank, including the Nominee must receive all necessary regulatory approvals and non-objections, including those of the Board of Governors of the Federal Reserve System (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”), before commencing service as a director of the Company and the Bank. The Company and the Bank agree to act in good faith and cooperate with the Nominee in promptly submitting all necessary applications and notices to the FRB and the OCC contemplated hereby;

(ii)            Upon his appointment and qualification to the Company’s and the Bank’s Boards of Directors, the Nominee shall be treated on a consistent basis with other members of the Company’s and the Bank’s Boards of Director with respect to compensation and benefits;

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(iii)            Should the Nominee not receive the necessary regulatory approvals and nonobjections, the Company shall appoint an alternate director, selected by Mr. Seidman (the “Alternate”), subject to the approval of the Company, which approval shall not be unreasonably withheld, and the Alternate shall, subject to the receipt of all necessary approvals of the FRB and/or the OCC and his or her agreement to honor the provisions of Sections 3(c) and 3(d) hereof, be appointed to the Boards of the Company and the Bank;

(iv)            Should the Nominee’s or Alternate’s, as the case may be, position as a director of the Company or the Bank be terminated during the term of this Agreement due to his resignation, death, permanent disability or otherwise, the Company shall appoint a replacement director, selected by Mr. Seidman (“Replacement Director”), subject to the approval of the Company, which approval shall not be unreasonably withheld, and the Replacement Director shall, subject to the receipt of any necessary approvals of the FRB and/or the OCC and his or her agreement to honor the provisions of Sections 3(c) and 3(d) hereof, be appointed to the Boards of the Company and the Bank; and

(v)            During the term of this Agreement, the Company shall not submit for shareholder approval at any Company annual meetings of stockholders any new stock benefit plans.

(b)            During the term of this Agreement, the Seidman Group and each Seidman Group Member covenant and agree not to do the following, directly or indirectly, alone or in concert with any affiliate, other group or other person:

(i)            own, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation) any additional shares of the outstanding Company Common Stock, any rights to vote or direct the voting of any additional shares of Company Common Stock, or any securities convertible into Company Common Stock (except by way of stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Company Common Stock generally) , such that as a result of such acquisition, the Seidman Group or any Seidman Group Member would maintain beneficial ownership in excess of 9.99% of the outstanding shares of the Company Common Stock;

(ii)            without the Company’s prior written consent, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Seidman Group’s shares of Company Common Stock to any person the Seidman Group believes, after reasonable inquiry, would be beneficial owner after any such sale or transfer of more than 5% of the outstanding shares of the Company Common Stock;

(iii)            (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or the Bank or any material portion of the Company’s or the Bank’s business or assets or any type of transaction that would result in a change in control of the Company (any such transaction described in this clause (A) is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described in this clause (A) is defined as a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank or any of the businesses, operations or policies of the Company or the Bank, provided, however, that this provision shall not prohibit the Nominee from exercising the same rights and fiduciary duties as any other director of the Company, (C) present to the Company’s shareholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction, or (D) seek to effect, by the Seidman Group or any Seidman Group Member, a change in control of the Company;

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(iv)            publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require the Company to make a public announcement regarding any such Company Transaction;

(v)            initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate any Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any Company Transaction Proposal;

(vi)            solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934) in opposition to any recommendation or proposal of the Company’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Company Common Stock, or execute any written consent in lieu of a meeting of the holders of the Company Common Stock or grant a proxy with respect to the voting of the capital stock of the Company to any person or entity other than the Board of Directors of the Company;

(vii)            initiate, propose, submit, encourage or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, or seek election to, or seek to place a representative or other affiliate or nominee on, the Company’s Board of Directors (other than with respect to the provisions of Sections 3(a)(i), (iii) and (iv), providing for the possible election of the Nominee, Alternate or Replacement Director) or seek removal of any member of the Company’s or the Bank’s Boards of Directors;

(viii)            form, join in or in any other way (including by deposit of the Company’s capital stock) participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Company Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Common Stock;

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(ix)            (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Company’s Board of Directors to a vote of the Company’s shareholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s shareholders that is opposed by the Company’s Board of Directors;

(x)            vote for any nominee or nominees for election to the Board of Directors of the Company other than those nominated or supported by the Company’s Board of Directors;

(xi)            except in connection with the enforcement of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against the Company or the Bank or their respective officers and directors, or in any derivative litigation on behalf of the Company or the Bank, except for testimony which may be required by law;

(xii)            advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement; and

(xiii)            object to any employment agreement or change in control agreement for William C. Calderara or James Cotter, including any stock option grants to be awarded in connection therewith.

(c)            During the term of this Agreement, each Seidman Group Member and the Nominee agree not to disparage the Company, the Bank or any of their directors (including nominees supported by the Company’s Board of Directors), officers or employees in any public or quasi-public forum, and the Company and the Bank agree not to disparage the Seidman Group and the Nominee in any public or quasi-public forum.

(d)            (i)            The Nominee agrees that during the term of this Agreement he will not take any action, directly or indirectly, which, if the Nominee were deemed to be a Seidman Group Member, would be in violation of or inconsistent with any of the covenants and agreements made by the Seidman Group in clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) of Section 3(b) hereof, provided, however, that nothing herein shall prevent or limit the Nominee, upon his appointment and qualification as a director of the Company and the Bank, from expressing his views or positions on matters related to the Company’s or the Bank’s business, operations or policies to other members of the Company’s or the Bank’s Board of Directors at duly convened meetings of the Company’s or the Bank’s Board of Directors in such manner as may be necessary and appropriate in order to fulfill his duties as a director;

(ii)            In the event that the Nominee, breaches clause (i) of this Section 3(d), he shall promptly resign his positions as a director of the Company and the Bank; in the event that the Nominee fails to resign after a breach in accordance with the provisions of this clause (ii), the Nominee agrees that the remaining directors of the Company and the Bank, by majority vote thereof, may remove the Nominee, from his directorship positions with the Company and the Bank.

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(iii)            The Nominee, and any Alternate or Replacement Director, agrees to promptly submit his resignation as a director in the event of the termination of this Agreement prior to the Company’s 2015 Annual Meeting of Stockholders.

(e)            Upon appointment of the Nominee, and the commencement of his services as a director of the Company after the receipt of all necessary regulatory approvals or non-objections, the Company, the Seidman Group and the Nominee, will enter into a Non-Disclosure Agreement, substantially in the form attached as Exhibit B hereto, which shall remain in force through the Nominee’s tenure on the Board of Directors.

4.            Notice of Breach and Remedies.

The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.

The Seidman Group and each Seidman Group Member expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by Naugatuck Valley unless and until Naugatuck Valley is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If Naugatuck Valley seeks relief in court, the Seidman Group and each Seidman Group Member irrevocably stipulate that any failure to perform by the Seidman Group and/or any Seidman Group Member or any assertion by the Seidman Group and/or any Seidman Group Member that they are excused from performing their obligations under this Agreement would cause Naugatuck Valley irreparable harm, that Naugatuck Valley shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Seidman Group and each Seidman Group Member shall not deny or contest that such circumstances would cause Naugatuck Valley irreparable harm. If, after such thirty (30) business day period, Naugatuck Valley has not either reasonably cured such material breach or obtained relief in court, the Seidman Group or each Seidman Group Member may terminate this Agreement by delivery of written notice to Naugatuck Valley.

Naugatuck Valley expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Seidman Group or any Seidman Group Member unless and until the Seidman Group and each Seidman Group Member is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If the Seidman Group or any Seidman Group Member seeks relief in court, Naugatuck Valley irrevocably stipulates that any failure to perform by Naugatuck Valley or any assertion by Naugatuck Valley that it is excused from performing its obligations under this Agreement would cause the Seidman Group and each Seidman Group Member irreparable harm, that the Seidman Group or any Seidman Group Member shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that Naugatuck Valley shall not deny or contest that such circumstances would cause the Seidman Group and each Seidman Group Member irreparable harm. If, after such thirty (30) business day period, the Seidman Group or the Seidman Group Member has not either reasonably cured such material breach or obtained relief in court, Naugatuck Valley may terminate this Agreement by delivery of written notice to the Seidman Group and each Seidman Group Member.

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5.            Term. This Agreement shall be effective upon the execution of the Agreement, and will remain in effect for a period expiring as of the close of business on the date of the Company’s 2015 Annual Meeting of Stockholders, provided, however, the Seidman Group may terminate this Agreement at any time after the date of the Company’s 2014 Annual Meeting of Stockholders by delivery of written notice to Naugatuck Valley, provided further, that the Nominee, Alternate or Replacement Director, as the case may be, resigns as a director of the Company and the Bank in accordance with paragraph (iii) of Section 3(d) hereof.

6.            Publicity. Any press release or publicity with respect to this Agreement or any provisions hereof shall be jointly prepared and issued by the parties hereto. During the term of this Agreement, no party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Agreement or its operations without the prior approval of such other party, which approval shall not be unreasonably withheld.

7.            Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

Seidman Group:	Lawrence B. Seidman 100 Misty Lane, 1st Floor Parsippany, New Jersey 07054
Facsimile: 973-781-0876

With a copy to:	Peter R. Bray, Esq. Bray & Bray, L.L.C. 100 Misty Lane Ivy Corporate Park Parsippany, NJ 07054
Facsimile:

Nominee:	Lawrence B. Seidman 100 Misty Lane, 1st Floor Parsippany, New Jersey 07054

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Naugatuck Valley:	William C. Calderara
President and Chief Executive Officer
Naugatuck Valley Financial Corporation
333 Church Street
Naugatuck, Connecticut 06770
Facsimile: 203-574-6411

With a copy to:	Sean P. Kehoe, Esq.
Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005
Facsimile: 202- 585-0051

8.            Governing Law and Choice of Forum. Unless applicable federal law or regulation is deemed controlling, Connecticut law shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the United States District Court for the State of Connecticut or, if there is no basis for federal jurisdiction, in the Waterbury Superior Court. The Seidman Group, the Seidman Group Members the Nominee agree that the United States District Court for the State of Connecticut and the Waterbury Superior Court may exercise personal jurisdiction over them in any such actions.

9.            Severability. If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties. Except as otherwise expressly provided, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any shareholder of the Company, other than the parties to the Agreement. Nothing contained herein shall prohibit any Seidman Group Member from transferring any portion or all of the shares of Company Common Stock owned thereby at any time to any affiliate of Seidman or any other Seidman Group Member but only if the transferee agrees in writing for the benefit of Naugatuck Valley (with a copy thereof to be furnished to Naugatuck Valley prior to such transfer) to be bound by the terms of this Agreement (any such transferee shall be included in the terms “Seidman Group” and “Seidman Group Member”).

11.            Survival of Representations, Warranties and Covenants. All representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall continue for the term of this Agreement unless otherwise provided.

12.            Amendments. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by all of the parties.

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13.            Definitions. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

(a)            The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(b)            The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

(c)            The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

(d)            The term “beneficial owner” shall have the meaning ascribed to it, and be determined in accordance with, Rule 13d-3 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Exchange Act of 1934.

(e)            The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of the Company or the Bank representing 25% or more of the total number of votes that may be cast for the election of the Boards of Directors of the Company or the Bank, (ii) the persons who were directors of the Company or the Bank cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by the Company or the Bank), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) shareholders of the Company or the Bank approve a transaction pursuant to which substantially all of the assets of the Company or the Bank will be sold.

(f)            The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g)            The term “group” has the meaning as defined in Section 13(d)(3) of the Securities Exchange Act of 1934.

(h)            The term “person” includes an individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company.

(i)            The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Company Common Stock or any interest in any Company Common Stock; provided, however, that a merger or consolidation in which the Company is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by the Seidman Group or a Seidman Group Member.

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(j)            The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a stockholder on any matter.

14.            Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15.            Duty to Execute. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

16.            Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5, unless earlier terminated pursuant to Section 4 or Section 5 hereof or by mutual written agreement of the parties.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first above written.

SEIDMAN AND ASSOCIATES, L.L.C.

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman Manager

SEIDMAN INVESTMENT PARTNERSHIP, L.P.

By:	Veteri Place Corporation, its General Partner

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman President

SEIDMAN INVESTMENT PARTNERSHIP II, L.P.

By:	Veteri Place Corporation, its General Partner

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman President

LSBK06-08, L.L.C.

By:	Veteri Place Corporation, its Trading Advisor

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman
President

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BROAD PARK INVESTORS, L.L.C.

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman Investment Manager

CBPS, L.L.C.

By:	Veteri Place Corporation, its Trading Advisor

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman President

2514 MULTI-STRATEGY FUND, L.P.

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman Investment Manager

VETERI PLACE CORPORATION

By:	/s/ Lawrence B. Seidman
Lawrence B. Seidman

LAWRENCE B. SEIDMAN

/s/ Lawrence B. Seidman
Lawrence B. Seidman

SONIA SEIDMAN

/s/ Sonia Seidman
Sonia Seidman

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NAUGATUCK VALLEY FINANCIAL CORPORATION

By:	/s/ William C. Calderara
William C. Calderara President and Chief Executive Officer

NAUGATUCK VALLEY SAVINGS AND LOAN

By:	/s/ William C. Calderara
William C. Calderara President and Chief Executive Officer

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EXHIBIT A

The Seidman Group currently holds shares of Company Common Stock as follows:

Lawrence Seidman	18,750
Sonia Seidman	18,750
Seidman and Associates, LLC	26,900
Seidman Investment Partnership, LP	17,700
Seidman Investment Partnership II, LP	20,400
LSBK06-08, LLC	12,500
Broad Park Investors, LLC	10,200
CBPS, LLC	9,300
2514 Multi-Strategy Fund, LP	20,400

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EXHIBIT B

NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (this “Agreement”), is made and entered into as of the date on which it is fully executed, as indicated by signatures below, by and among Naugatuck Valley Financial Corporation (the “Company”), the Seidman Group (composed of Seidman and Associates, LLC, Seidman Investment Partnership, LP, Seidman Investment Partnership II, LP, LSBK06-08, LLC, Broad Park Investors, LLC, CBPS, LLC, 2514 Multi-Strategy Fund, LP, Veteri Place Corporation, Sonia Seidman, an individual, and Lawrence Seidman, an individual, (“Director”) and their employees and representatives).

WHEREAS, the Director is a member of the Board of Directors of the Company and its wholly owned subsidiary, Naugatuck Valley Savings and Loan (the “Bank”);

WHEREAS, the Company, the Seidman Group and the Director have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

NOW THEREFORE, for good and valuable consideration, and intending to be legally bound hereby, the parties hereto mutually agree as follows:

1.            In connection with the Director serving on the Boards of Directors of the Company and the Bank, the Director and other Company employees, directors, and agents may divulge nonpublic information concerning the Company and its subsidiaries to the Seidman Group and such information may be shared among the Seidman Group's employees and agents who have a need to know such information. The Seidman Group expressly agrees to maintain all nonpublic information concerning the Company and its subsidiaries in confidence. The Seidman Group expressly acknowledges that federal and state securities laws may prohibit a person from purchasing or selling securities of a company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities, while the first-mentioned person is in possession of material nonpublic information about such company. The Seidman Group agrees to comply with the Company's insider trading policies and procedures, as in effect from time to time, to the same extent as if it were a director of the Company. To the extent the nonpublic information concerning the Company and its subsidiaries received by the Seidman Group is material, this Agreement is intended to satisfy the confidentiality agreement exclusion of Regulation FD of the U.S. Securities and Exchange Commission (the “SEC”) set forth in Rule 100(b)(2)(ii) of Regulation FD of the SEC.

2.            Each of the Seidman Group and the Director represents and warrants to the Company that this Agreement has been duly and validly authorized (in the case of the entity members of the Seidman Group), executed and delivered by them, and is a valid and binding agreement enforceable against them in accordance with its terms.

3.            The Director hereby further confirms to the Company that no event has occurred with respect to the Director that would require disclosure in a document filed by the Company with the SEC pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, under Item 401(f) or Item 404(a) of SEC Regulation S-K.

B-1

4.            The Seidman Group acknowledges that with regard to its obligations to maintain the confidentiality of nonpublic information of the Company and its subsidiaries, monetary damages may not be a sufficient remedy for any breach or threatened breach of this Agreement and that, in addition to all other remedies, the Company may be entitled to seek specific performance and injunctive or other equitable relief as a remedy for such breach, and agrees that in conjunction therewith the Company shall not be required to post any bond.

5.            This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

6.            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without regard to choice of law principles that may otherwise compel the application of the laws of any other jurisdiction. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of the state and federal courts sitting in the State of Connecticut to resolve any dispute arising from this Agreement and waives any defense of inconvenient or improper forum.

7.            The terms and provisions of this Agreement shall be deemed severable and, in the event any term or provision hereof or portion thereof is deemed or held to be invalid, illegal or unenforceable, such provision shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties, and, in any event, the remaining terms and provisions of this Agreement shall nevertheless continue and be deemed to be in full force and effect and binding upon the parties.

8.            All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

9.            This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

10.            This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the undersigned as of the day and year first above written.

THE SEIDMAN GROUP		NAUGATUCK VALLEY FINANCIAL CORPORATION

By:	Lawrence Seidman	By:	William C. Calderara, President and Chief Executive Officer
Date:	________ __, 2014	Date:	________ __, 2014

DIRECTOR
Date:	________ __, 2014

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